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                                                                     EXHIBIT 5.1



                        [COOLEY GODWARD LLP LETTERHEAD]



April 24, 2002


ViroLogic, Inc.
270 East Grand Avenue
San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ViroLogic, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 8,756,528 shares of the common stock, $.001 par value, of the Company (the "Shares") on behalf of certain selling security holders. The Company issued Series B Convertible Preferred Stock (the "Series B Preferred") and warrants to purchase common stock in connection with a $10.05 million private placement. The Registration Statement covers, and the Shares consist of, shares underlying the securities issued in connection with the private placement, as well as outstanding shares held by Biotech Growth N.V., and shares issuable upon exercise of other outstanding warrants held by certain selling security holders.

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, the warrants referenced above and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable; (ii) the Shares issuable upon conversion of the Series B Preferred have been duly authorized and upon issuance (upon conversion in accordance with the Company's Certificate of Incorporation) will be validly issued, fully paid, and nonassessable; and (iii) the Shares issuable upon exercise of warrants have been duly authorized and upon issuance (against payment therefor as required under the terms of the warrants) will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:  /s/ CHRISTOPHER J. KEARNS
     ------------------------------
     Christopher J. Kearns